Exhibit 99.1

February 2, 2026

Investor Relations: Eric Wasserstrom, 614-480-5676, huntington.investor.relations@huntington.com
Media: Tracy Pesho, 216-276-3301, media@huntington.com

Huntington Bank Completes Merger with Cadence Bank, Expanding Presence Across Texas and the South
Huntington Bancshares Incorporated’s Board of Directors appoints three new board members

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) today announced it has closed its merger with Cadence Bank, a regional bank headquartered in Houston, Texas and Tupelo, Mississippi.

This strategic partnership accelerates Huntington's growth initiatives across Texas and the South and brings immediate scale in Texas and Mississippi, where Huntington is now the eighth-largest bank in Texas and the number one bank in Mississippi by deposit market share.

"We're thrilled to welcome our new colleagues and customers from Cadence to Huntington," said Steve Steinour, chairman, president and CEO of Huntington. "This partnership marks a significant milestone for Huntington and will serve as a springboard for growth across a number of high-growth markets across Texas and the South. I’m incredibly grateful to Dan Rollins and the Cadence team for their collaboration and commitment to this next era of our combined organization.”

The combined company has approximately $279 billion in assets, $221 billion in deposits and $187 billion in loans based on Dec. 31, 2025 balances. Cadence’s 390 branches across Texas and the South will bolster Huntington’s branch network to nearly 1,400 locations across 21 states – from the Midwest to the South to Texas. Huntington intends to maintain Cadence's branch network—with no branch closures—and invest to grow it over time.

"Today is a historic milestone for Cadence and Huntington as we officially unite to forge a top-ten bank nationally with a shared mission to deliver the same relationship-first, community-based approach that our legacies are built on,” Rollins said. "Our customers will benefit from Huntington’s expanded capabilities and award-winning digital tools.  I'm incredibly proud of our teams who made this possible and energized for what’s ahead.”

"Through this partnership, we are going to deliver even more for our customers,” said Brant Standridge, president of Consumer & Regional Banking at Huntington. “Our teams are working closely together so we can quickly deploy the full Huntington franchise into our new markets, to more quickly and seamlessly help customers access the tools and advice that will help them meet their financial goals. I’m deeply grateful to our teams for making this progress possible and excited for the enhanced experience we’ll deliver together.”

In connection with the acquisition, Huntington’s Board of Directors appointed three new directors, all former directors of Cadence Bank:

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James D. “Dan” Rollins III, Chairman and CEO of Cadence Bank, who has joined Huntington as non-executive Vice Chairman of the Board of Directors of Huntington Bancshares Incorporated as well as a director of Huntington Bancshares Incorporated and The Huntington National Bank.

Rollins had served as Chairman of Cadence Bank’s Board since April 2014 and CEO of Cadence Bank since November 2012. Prior to those roles, Rollins served as president and Chief Operating Officer of Houston-based Prosperity Bancshares, Inc. Throughout his four-decade banking career he also held leadership roles at Matagorda Banking Centers of Prosperity Bank, First State Bank and Trust Company. He also serves as chairman of the North Mississippi Health Services’ board of directors and is a member of the finance committee and major gifts committee for the Healthcare Foundation of North Mississippi.

•	Virginia Hepner, Retired President and CEO of The Woodruff Arts Center; Retired Wachovia Bank executive

Hepner is a retired banking executive and real estate investor who spent 25 years with Wachovia Bank (a Wells Fargo Company) in various leadership roles, including as Managing Director of U.S. Corporate Finance, the head of Foreign Exchange and Derivatives Trading, and Commercial Banking Director for Atlanta. She also serves on the boards of Oxford Industries, Inc., National Vision Holdings, Inc. and a number of nonprofit organizations.

•	Alice Rodriguez, Co-Owner, Kendall Milagro, Inc.; Retired JPMorgan Chase & Co. executive

Rodriguez is a retired banking executive who spent 35 years with JP Morgan Chase & Co in a variety of roles, including as Managing Director, Head of Community Impact and Regional Director, Consumer Banking and Wealth Management. She is Co-Owner of Kendall Milagro, Inc., a Dallas-based boutique home builder and real estate investor. Rodriguez is Past Chair of the United States Hispanic Chamber of Commerce and serves on the boards of Oncor Holdings and a number of nonprofit organizations.

"Huntington is privileged to add these three directors to our Board,” said Steinour. “Their unique skillsets and impressive experience will be great complements to our deeply engaged group of directors, who are collectively committed to serving us with a shared vision and shared values in support of all our stakeholders.”

Cadence customers will continue to bank as normal at their existing branches, and customer accounts are expected to be converted to Huntington's systems in mid-2026. Cadence customers will receive detailed information about the pending account conversions in the coming weeks. Huntington customers will not be impacted by the conversion.
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About Huntington
Huntington Bancshares Incorporated is a $279 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle-market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates nearly 1,400 branches in 21 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.